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                            TRUST FOR CREDIT UNIONS



              ADDENDUM NO. 3 TO THE INVESTMENT ADVISORY AGREEMENT
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     This Addendum, dated as of the 29th day of December, 1993, is entered into between TRUST FOR CREDIT UNIONS (the "Fund"), a Massachusetts business trust, and GOLDMAN, SACHS & CO. (the "Adviser"), a New York limited partnership.

     WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of June 20, 1991 (the "Advisory Agreement"), Addendum No. 1 thereto dated October 6, 1992, and Addendum No. 2 thereto dated June 30, 1993, pursuant to which the Fund has appointed the Adviser to act as investment adviser to the Fund for the Money Market Portfolio, Government Securities Portfolio, Mortgage Securities Portfolio and Target Maturity Portfolio (1996);

     WHEREAS, in consideration of its continued retention as investment adviser to the Money Market Portfolio and Government Securities Portfolio of the Fund, the Adviser wishes to reduce the annual investment advisory fees payable by said Portfolios and to waive and forego irrevocably all fees payable by said Portfolios that exceed the fees set forth below;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Compensation.
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          Effective as of the date hereof for all periods beginning on or after this date, the Fund will pay to the Adviser as full compensation for its services under the Advisory Agreement with respect to the Money Market Portfolio and Government Securities Portfolio the fees set forth below instead of the fees set forth in Paragraphs 5(a) and 5(b) of the Advisory Agreement, and the Adviser hereby undertakes and agrees to waive and forego irrevocably all fees payable by the Fund pursuant to said Paragraphs 5(a) and 5(b) that exceed the following fees:

               (a) Subject to any reduction pursuant to paragraphs 4(b) or 4(c) of the Advisory Agreement, for all services provided and expenses assumed by the Adviser pursuant to said Agreement with respect to the Money Market Portfolio, the Fund will pay to the Adviser as full compensation therefor a monthly fee at the annual rate of .20% up to $300 million and .15% over $300 million of the average daily net assets of the Money Market Portfolio.

               (b) Subject to any reduction pursuant to paragraphs 4(b) or 4(c) of the Advisory Agreement, for all services provided and expenses assumed by the Adviser pursuant to said Agreement with respect to the Government Securities Portfolio, the
                    Fund will pay to the Adviser as full compensation therefor a monthly fee at the annual rate of .20% of the average daily net assets of the Government Securities Portfolio.
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     2.   Miscellaneous.  The fees payable by the Fund pursuant to this Addendum
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          may not be hereafter increased except with the approval of the Fund's unitholders to the extent and as required by the Investment Company
          Act of 1940, as amended from time to time. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the foregoing, the services provided by the Adviser pursuant to the Advisory Agreement are in no manner reduced or otherwise affected by this Addendum.


     IN WITNESS WHEREOF, the undesigned have executed this Addendum as of the date and year first above written.



                                    TRUST FOR CREDIT UNIONS



Attest: /s/ Rick Larson             By:  /s/ Marcia Beck
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                                         As its:  President
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                                    GOLDMAN, SACHS & CO.


Attest: /s/ Rick Larson             By:  /s/ Alan A. Shuch
       ----------------------          ---------------------------
                                         As its: General Partner
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